EXHIBIT 99.1

Spirit Airlines Reports January 2013 Traffic

Miramar, Florida (February 12, 2013) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for January 2013.
Traffic (revenue passenger miles) in January 2013 increased 27.1 percent versus January 2012 on a capacity (available seat miles) increase of 25.8 percent. Load factor for January 2013 was 83.9 percent, an increase of 0.9 points as compared to January 2012. Spirit's preliminary completion factor for January 2013 was 99.2 percent.
The following table summarizes Spirit's traffic results for the month and year-to-date ended January 31, 2013 and 2012.

	January 2013	January 2012	Change
Revenue passenger miles (RPMs) (000)	868,329	683,073	27.1%
Available seat miles (ASMs) (000)	1,035,513	823,056	25.8%
Load Factor	83.9%	83.0%	0.9 pts
Passenger flight segments	890,559	729,488	22.1%
Average stage length (miles)	953	909	4.8%
Total departures	6,796	5,774	17.7%

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly US carriers. Spirit's all-Airbus fleet currently operates more than 200 daily flights to over 50 destinations within the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

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